EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into this 19th day of March, 2003, by and between Metalclad Insulation Corporation, a California corporation (the “Company”), Entrx Corporation, a Delaware corporation (“Entrx”) and Geoffrey B. Larson, a resident of California (“Employee”).

Recitals

     The Company is desirous of obtaining the full-time services of the Employee and the Employee is desirous of being employed by the Company, and each is willing to enter into this employment agreement (the “Agreement”), all on the terms and subject to the conditions herein contained.

     Entrx is the parent corporation of the Company, and is desirous of assisting the Company in obtaining the full-time services of the Employee.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

1.	Employment of the Employee; Term.

(a)	The Company agrees to and hereby does employ the Employee, and the Employee accepts such employment and agrees to discharge faithfully, diligently and to the best of Employee’s abilities, the duties and responsibilities of such employment on the terms and subject to the conditions herein provided.

(b)	The term of Employee’s employment hereunder shall commence on April 7, 2003, and shall terminate on April 6, 2006 (“Initial Expiration Date”), unless terminated earlier as provided in Section 4.

(c)	Following the Initial Expiration Date, Employee’s employment shall thereafter continue on an at will basis, terminable upon notice without severance compensation, but otherwise on the terms and conditions contained in this Agreement.

2.	Duties of the Employee. During the term of Employee’s employment with the Company hereunder, the Employee shall:

(a)	Act as the President and Chief Operating Officer of the Company, subject to the direction of the Board of Directors of the Company (the “Board of Directors”) and assume such responsibilities, or such other position as the Board of Directors may direct, and perform such duties as are generally associated with such titles, with overall responsibility for the day-to-day operations of the Company.

(b)	Devote substantially all of Employee’s business time and attention necessary to carry out the duties of Employee’s employment hereunder, applying Employee’s best effort and skill for the benefit of the Company, and shall not, without prior written consent of the Company, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Employee’s duties or responsibilities under this Agreement.

(c)	During the term of Employee’s employment, and during any period thereafter during which the Company is paying Employee severance or other compensation (computed as provided in Section 4(f)), Employee will obtain and maintain as current such governmental licenses and permits, both personal and corporate, as are necessary to permit the Company to continuously conduct its business in a manner and scope, and in all such geographical locations, consistent with past practices and all applicable legal requirements, and will allow the Company to utilize and benefit from all such permits and licenses that are personal to Employee.

3.	Compensation and Benefits. As compensation and in consideration for the performance of services by the Employee and Employee’s observance of all of the provisions of this Agreement, the Company agrees to pay, provide or do, the following:

(a)	Salary. During the term of Employee’s employment, the Employee shall be entitled to receive a base salary at an annual rate of $165,000. The Company shall pay the salary semi-monthly.

(b)	Grant of Common Stock Option. Promptly following the execution of this Agreement by all parties, Entrx shall grant an option to Employee to purchase 100,000 shares of Entrx common stock, pursuant to the terms of a Stock Option Agreement to be entered into between Entrx and Employee in the form attached hereto as Exhibit A.

(c)	Benefits. During the term of Employee’s employment, the Employee shall be entitled to 15 days of paid time off for vacation, and five days paid time off for illness, for each 12 month period of employment. In addition, during the term of Employee’s employment, the Employee shall be entitled to medical, hospitalization, dental, life and disability insurance, or reimbursement therefor, as may be established by the Company, but at least as favorable as that provided to other salaried employees of the Company.

(d)	Business Expenses. The Company shall reimburse the Employee for business expenses reasonably incurred by the Employee in connection with the performance of Employee’s duties hereunder, upon the presentation by Employee of receipts and itemized accounts of such expenditures in accordance with the rules and regulations of the Internal Revenue Code. Included among these reimbursable expenses, is reimbursement for the moving of his place of permanent residence from Sacramento, California, to a location within a reasonable commuting distance from the Company’s main facilities in Anaheim, California, not to exceed $10,000, and reimbursement for the rental of a temporary residence within a reasonable commuting distance from the Company’s main facilities, not to exceed $1,000 per month for the lesser of six months, or through the month in which Employee moves into a permanent residence. Except for expenses previously approved by the Board, the Board may take such action as may be necessary to enforce the repayment to the Company by the Employee of any amounts reimbursed upon finding that such reimbursement was not made primarily for the purpose of advancing the legitimate interests of the Company. In lieu of direct payment by the Employee, the Company may withhold such disallowed amounts from future compensation of the Employee until the amount owed to the Company has been recovered.

(e)	Bonuses. In addition to the foregoing, Employee shall be eligible to receive a bonus of $10,000 upon the execution of this Agreement and the commencement of his employment with the Company, and a bonus following each fiscal year of the Company, equal to 10% of the Net Income for that fiscal year, multiplied by a fraction, the numerator of which is the number of days Employee was employed by the Company during such fiscal year, and the denominator of which is the number of days in such fiscal year. Net Income for the purpose of this provision, is the net income of the Company as determined by the independent accounting firm (the “Auditors”) engaged to audit the accounts of the Company or Entrx for the fiscal year for which the bonus calculation is to be based. The bonus to the Employee will be paid within 45 days following the end of the fiscal year, or at such time after the end of the fiscal year (not more than 120 days) that the Auditors issue their report on the audit.

(f)	Use of Car. During the term of Employee’s employment, the Company will provide and maintain a car for the Employee’s Use, as selected by the Company.

4.	Termination of Agreement.

(a)	Termination With Cause. The Company may terminate Employee’s term of employment under this Agreement for “good cause” upon notice of such termination to the Employee. For purposes of this Agreement, “good cause” shall mean Employee’s (i) failure or refusal to observe or perform any of the material provisions of this Agreement or any other written agreement with the Company, or to substantially perform any of the material duties or responsibilities required of Employee under this Agreement or any other written agreement with the Company, or (ii) commission of fraud, misappropriation, embezzlement or other acts of dishonesty, alcoholism, drug addiction or dependency, or conviction for any crime punishable as a felony or as a gross misdemeanor involving moral turpitude, which actions, in the opinion of the Board of Directors, have a material adverse effect upon the Employee’s ability to perform the duties which are assumed or assigned under Section 2 hereof, or which actions or occurrences, in the opinion of the Board of Directors, are materially adverse to the interests of the Company. Termination of Employee’s employment for good cause under Subsection 4(a)(ii) above shall be effective upon notice. Termination of Employee’s employment for good cause under Subsection 4(a)(i) shall be effective upon 14 days’ prior notice; provided that prior to the giving of such notice of termination, the Company shall notify Employee that a factual basis for termination for good cause exists and specify such basis, so that Employee will have a reasonable opportunity to refute such basis or cure any default.

(b)	Termination Without Cause. Employee’s term of employment under this Agreement may be terminated by either party without cause for any reason upon not less than 15 days’ prior written notice.

(c)	Termination upon Death or Disability of Employee. This Agreement shall automatically terminate in the event of the Employee’s death or disability. “Disability” means the unwillingness or inability of Employee to perform Employee’s duties under this Agreement because of incapacity due to physical or mental illness, bodily injury or disease for a period of 60 days out of 180 consecutive days.

(d)	Termination Obligations and Responsibilities. Upon the termination of the Employee’s term of employment in accordance with Subsections (a)(i), (a)(ii) or (c) of this Section 4, or by the Employee in accordance with Subsection (b) of this Section 4, the Company shall have no further obligation to the Employee under this Agreement, and Employee shall only be entitled to payment by the Company for all compensation accrued under this Agreement to such date of termination. In the event the Company terminates Employee’s term of employment in accordance with Subsection (b) of this Section 4, the Company shall be obligated to pay Employee a severance salary for three months following the date of termination, but only so long as Employee is not in default of any other provision of this Agreement under which it is his obligation to comply. Termination of the Employee’s term of employment shall terminate Employee’s responsibility under Section 2, but shall not terminate or extinguish the Employee’s other obligations or agreements under any provision which, by its content, can be reasonably concluded to survive such termination, including specifically, those set forth under Sections 5, 8, 9 and 10 (unless otherwise provided therein), or Employee’s obligation or liability to pay to the Company any amounts owed to the Company by the Employee, including, but not limited to, any amounts misappropriated or obtained by the Employee, without prejudice to any other rights or remedies of the Company at law or in equity.

(e)	Change of Control. Notwithstanding any other provision of this Agreement, except for subparagraph (i) below, if there is a Change of Control, and Employee’s employment with the Company, or the successor to the Company’s business, is terminated (by Employee, the Company or such successor), within one year from the date of the Change of Control, Employee shall be entitled to a severance salary equal to one year’s base salary times a fraction, the numerator of which is the number of days Employee is employed by the Company following such termination, subtracted from 365, and the denominator is 365; provided that such severance salary shall not be less than three months base salary. Any severance salary payable under this subsection (e) will be paid within 30 days following termination, but not less than 30 days following the end of one year from the date of the Change of Control, and is then payable regardless of whether Employee’s Employment is terminated. For the purpose of this Agreement, a Change of Control occurs at such time as (i) Entrx no longer owns a majority of the outstanding shares of voting stock of the Company, either directly or indirectly through a subsidiary of Entrx, or (ii) the Company sells or transfers all or substantially all of its assets to a third party unaffiliated with Entrx or the Company.

(f)	Basis of Computation. The base salary which shall be used in computing compensation to Employee after termination of Employee’s employment shall be based on the base salary being paid to Employee as of the date of termination, and may be paid by the Company over the period due in semi-monthly payments.

(g)	Incentive Compensation. No part of any incentive compensation that is based on the Company’s financial performance for a fiscal year, if any, is payable if Employee’s employment is terminated for any reason prior to expiration of such fiscal year.

(h)	Set-Off. The Company shall be entitled to set-off from amounts owed to Employee, by reason of his employment with the Company, amounts owed by Employee to the Company.

(i)	No Entitlement. Notwithstanding any other provision of this Agreement, no bonus otherwise payable under Subsection 3(e) as severance salary otherwise payable under Subsection 4(e), shall be due to Employee if his employment is terminated for good cause.

5.	Disclosure of Confidential Information.

(a)	Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Company which has been expressly or implicitly protected by the Company or which, from all of the circumstances, the Employee knows or has reason to know that the Company intends or expects the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to development plans or proposals, marketing plans or proposals, operational plans or proposals, strategies, financial statements, budgets, trade secrets, test data, research data, pricing formulas, past and potential customer and supplier information, Employee information, research and development information, designs, products, processes, production methods and know-how, and other proprietary information of the Company, whether written, oral or communicated in another type of medium, whether disclosed directly or indirectly, whether originals or copies, and whether or not legal protection has been obtained or sought under applicable law. Employee shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.

(b)	Employee Shall Not Disclose Confidential Information. The Employee will not, during the term of Employee’s employment or following the termination of Employee’s employment with the Company, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of the Company.

(c)	Scope. Employee’s covenant in Subsection 5(b) to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of the Company, its agents, lawyers or accountants, so long as those sources did not receive the information directly or indirectly as the result of Employee’s action. In addition, nothing contained herein shall prevent Employee from disclosing information as set forth under Subparagraph 5(e) or to governmental agencies under circumstances that which he, as an officer of the Company would be normally expected or required to disclose to such agencies in order to advance the interests of the Company.

(d)	Title. All documents or other tangible or intangible property relating in any way to the business of the Company which are conceived or generated by Employee or come into Employee’s possession during the employment period shall be and remain the exclusive property of the Company, and Employee agrees to return all such documents, and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information which in any of these cases are in Employee’s possession or under Employee’s control, to the Company upon the termination of Employee’s employment with the

Company, or at such earlier time as the Company may request him to do so.

(e)	Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by the Employee by judicial or administrative process, the Employee shall promptly notify the Board of such occurrence and furnish to the Board a copy of the demand, summons, subpoena or other process served upon the Employee to compel such disclosure, and will permit the Company to assume, at its expense, but with the Employee’s cooperation, defense of such disclosure demand. In the event that the Company refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial order is issued compelling disclosure of Confidential Information by the Employee, the Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

6.	Employee Acknowledgments. Employee acknowledges that:

(a)	the success of the Company depends, to a great extent, on its ability to protect its Confidential Information from unauthorized disclosure, use or publication; and

(b)	the Company is and will be entrusting Employee with this valuable information.

7.	Employee Representations and Warranties.

(a)	Performance of the terms of this Agreement as an employee of the Company does not and will not cause Employee to breach any agreement, commitment or understanding Employee has with any other party, whether formal or informal, or to keep in confidence proprietary information of such other party which Employee acquired or learned prior to Employee’s employment by the Company;

(b)	Employee has not brought and will not bring to the Company, or use for the benefit of the Company, any materials or documents of a former employer (which, for purposes of this Section, shall also include persons, firms, corporations and other entities for which Employee has acted as an independent contractor or consultant) that are not generally available to the public or to the trade, unless Employee has obtained written authorization from any such former employer permitting Employee to retain and use said materials or documents; and

(c)	With respect to any materials or documents that Employee may bring to the Company for use in the course of Employee’s employment, Employee’s or the Company’s use of such materials or documents will not violate the intellectual property rights of any former employer of Employee, or any other party.

8.	Covenants Not to Compete.

(a)	During Employee’s employment by the Company, and for a period of which is the greater of six months after the termination of Employee’s employment or the period over which Employee is receiving compensation from the Company (computed as provided in Subsection 4(f)) following termination, Employee will not, either directly or indirectly, either alone or on concert with others, contact, solicit or entice or, in any way divert or attempt to divert, any customer or supplier to do, or for the purpose of doing, business with any business entity in competition with the Company, if Employee’s knowledge of the identity of, and other pertinent information about, any such customer or supplier was learned by Employee in the course and scope of Employee’s employment by the Company, and could not otherwise be obtained from public sources or records. A business entity will be deemed to be in competition if it engages in the marketing of and providing services relating to insulation installment or removal or hazardous waste remediation, including mold, air quality and asbestos remediation.

(b)	During Employee’s employment by the Company, Employee agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company. For a period of six months after termination of Employee’s employment, Employee will not accept any employment or engage in any activities which the Company determines in good faith to be competitive with the Company, if the loyal and complete fulfillment of the duties of Employee’s competitive employment or activities would inherently call upon Employee to disclose or use the contents of any of the Company’s Confidential Information which has been entrusted to Employee during Employee’s employment by the Company.

(c)	Nothing contained in this Agreement shall be construed to prevent Employee from engaging in a lawful profession, trade or business after the termination of Employee’s employment with the Company. This Agreement shall be construed only as one which prohibits Employee from engaging in acts which are unfair to the Company, and which are in violation of the confidence and trust reposed in Employee by the Company with respect to its Confidential Information.

9.	Solicitation of Company Employees. During Employee’s employment by the Company, and for one year immediately following the termination of such employment, Employee will not, directly or indirectly, alone or in concert with others, solicit any of the Company’s employees for employment or other engagement by any other company which is, by any reasonable standard, in competition with the Company. Employee understands that the above restraint is necessary in order to reduce the risk that the Company’s Confidential Information, will be disclosed to and used by its competitors to its detriment.

10.	Communication with Subsequent Employer. Upon the termination of Employee’s employment, Employee hereby authorizes the Company to notify any other party, including without limitation, Employee’s future employers, future partners and customers of the Company, as to the existence of this Agreement, and the existence of Employee’s covenants and responsibilities with respect to the Confidential Information entrusted to Employee hereunder.

11.	Breach of Restrictive Covenants.

(a)	It is agreed that it would be difficult or impossible to ascertain the measure of damages to the Company resulting from any breach of Sections 5, 8 or 9, and that injury to the Company from any such breach may be irremediable, and that money damages therefore may be an inadequate remedy. In the event of a breach or threatened breach by the Employee of the provisions of any of such Sections, the Company shall be entitled to specific performance of such Sections and may seek a temporary or permanent injunction to enjoin the Employee from breaching such Sections, in addition to any other rights or remedies that the Company may have available under applicable law for such breach or threatened breach, including the recovery of damages.

(b)	Survival of Restrictive Covenant. The obligations of Employee under the provisions of Sections 5, 8 and 9, and other clearly applicable provisions of this Agreement shall survive the expiration of the term of Employee’s employment hereunder, and shall be binding upon the Employee following the termination of Employee’s employment with the Company.

12.	Affiliate. The term “Company” when used in this Agreement shall mean in addition to the Company, any affiliate of the Company. The terms “affiliate” or “affiliates” when used in this Agreement shall mean any corporation that controls the Company, or is controlled by the Company, or is under common control with the Company.

13.	Entire Agreement; Modification. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the employment of the Employee by the Company, and supersedes any prior understanding or agreement between the parties relating thereto. No amendment, waiver or modification of any provision of this Agreement shall be binding unless made in writing and signed by the parties hereto.

14.	Assignment. The rights and benefits of the Company and its permitted assigns under this Agreement shall be fully assignable and transferable to any other entity (subject to that entities assumption of the obligations hereunder):

(a)	which is an affiliate of the Company; or

(b)	which is not an affiliate and with which the Company has merged or consolidated, or to which it may have sold substantially all its assets in a transaction in which it has assumed the liabilities of the Company under this Agreement;

and in the event of any such assignment or transfer, all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against the successors and assigns of the Company. This Agreement is a personal service contract and shall not be assignable by the Employee, but all obligations and agreements of the Employee hereunder shall be binding upon and enforceable against the Employee and Employee’s personal representatives, heirs, legatees and devisees.

15.	Notices. To be effective, all notices, consents or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when the notifying party delivers such notice or other communication to all other parties to this Agreement, (ii) if delivered by facsimile or overnight delivery service, on the first business day following the date such notice or other communication is transmitted by facsimile or timely delivered to the overnight courier, or (iii) if delivered by mail, on the third business day following the date such notice or other communication is deposited in the U.S. mail by certified or registered mail addressed to the other party. Mailed or telecopied communications shall be directed as follows unless written notice of a change of address or facsimile number has been given in writing in accordance with this Section:

If to Company or Entrx:	Metalclad Corporation
Entrx Corporation
Suite 2690
800 Nicollet Mall
Minneapolis, MN 55402
Facsimile No. (612)
ATTN: Wayne W. Mills

With a copy to:	Felhaber Larson Fenlon & Vogt, PA
225 South 6th Street, Suite 4200
Minneapolis, MN 55402-4302
Facsimile No. (612) 338-4608
ATTN: Roger H. Frommelt, Esq.

If to Employee:	Geoffrey B. Larson
1817 Country Club Drive
Placerville, CA 95667
Facsimile No.

With a Copy To:

Facsimile No. ( )

16.	Waiver. No waiver of any term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

17.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument.

18.	Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.	Applicable Law. This Agreement, and the legal relations between the parties, shall be governed by, and construed in accordance with, the laws of the state of California without regard to conflicts of law doctrines.

20.	Arbitration. All disputes or claims arising out of, or in any way relating to this Agreement shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. Arbitration proceedings may be initiated by either party hereto upon notice to the other party and to the American Arbitration Association, and shall be conducted by three arbitrators under the rules of the American Arbitration Association in Minneapolis, Minnesota; provided, however, that the parties may agree following the giving of such notice to have the arbitration proceeding conducted with a single arbitrator. The notice must specify in general the issues to be resolved in any such arbitration proceeding. The arbitrators shall be selected by agreement of the parties from a list of five or more arbitrators proposed to the parties by the American Arbitration Association, or may be persons not on such list as agreed to by the parties to such arbitration. If the parties to the arbitration proceeding fail to agree on one or more of the persons to serve as arbitrators within fifteen days after delivery to each party hereto of the list as proposed by the American Arbitration Association, then at the request of any party to such proceeding, such arbitrators shall be selected at the discretion of the American Arbitration Association. Where the arbitrators shall determine that an arbitration proceeding was commenced by a party frivolously or without a basis, or primarily for the purpose of harassment or delay, the arbitrators may assess such party the cost of such proceedings including reasonable attorneys’ fees of any other party. In all other cases, each party to the arbitration proceeding shall bear its own costs and its pro-rata share of the fees and expenses charged by the arbitrators and the American Arbitration Association in connection with any arbitration proceeding.

21.	Attorneys Fees. In the event a judgment is entered against any party hereto in a court of competent jurisdiction based upon a breach of the terms of this Agreement, the prevailing party shall be entitled to receive, as part of any award, the amount of reasonable attorney’s fees and expenses incurred by the prevailing party in such action a party shall be deemed to have prevailed if the judgment entered (without including attorney’s fees and expenses) is more favorable to that party than any offer of settlement made to that party within twenty days after the services of the complaint in such action.

22.	Representation by Counsel; Interpretation. The Company, Entrx and Employee each acknowledge that each party to this Agreement has been encouraged, and has had the opportunity, to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement, and has either done so, or waived his or its right to do so. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Metalclad Insulation Corporation		Employee

By:	/s/ Bruce H. Haglund Bruce H. Haglund, Director	/s/ Geoffrey B. Larson Geoffrey B. Larson

Entrx Corporation

By:	/s/ Wayne W. Mills Wayne W. Mills, President